Exhibit 99.4

Three [ILLEGIBLE] Center
San Francisco, CA 94111

Independent Accountants’ Report

The Board of Directors
First Republic Bank:

We have examined management’s assertion that First Republic Bank (the Bank) complied with the minimum servicing standards set forth in the Mortgage Bankers Association of America’s Uniform Single Attestation Program for Mortgage Bankers as of and for the year ended December 31, 2003 included in the accompanying Management Assertion. Management is responsible for the Bank’s compliance with those minimum servicing standards. Our responsibility is to express an opinion on management’s assertion about the Bank’s compliance based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Bank’s compliance with the minimum servicing standards specified above and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Bank’s compliance with the minimum servicing standards.

In our opinion, management’s assertion that First Republic Bank complied with the aforementioned minimum servicing standards during the year ended December 31, 2003 is fairly stated, in all material respects.

February 20, 2004

Management Assertion

As of and for the year ended December 31, 2003, First Republic Bank (the Bank) complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America’s Uniform Single Attestation Program for Mortgage Bankers. As of and for this same period, the Bank had in effect fidelity bond insurance policies of $25,000,000 and errors and omissions insurance policy in the amount of $5,000,000.

/s/ James H. Herbert II	February 20, 2004
James H. Herbert II
President and Chief Executive Officer

/s/ Katherine August-deWilde	February 20, 2004
Katherine August-deWilde
Executive Vice President and Chief Operating Officer

/s/ Willis H. Newton, Jr.	February 20, 2004
Willis H. Newton, Jr.
Executive Vice President and Chief Financial Officer

/s/ Nancy Segreto	February 20, 2004
Nancy Segreto
Vice President Loan Operations